Exhibit j

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
The Legg Mason Partners Equity Fund, Inc.:

We consent to the use of our report, incorporated herein by reference, dated February 22, 2006, for The Legg Mason Partners Equity Fund, Inc. (formerly The Salomon Brothers Fund Inc), as of December 31, 2005 and to the references to our firm under the headings “Financial highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

New York, New York
December 18, 2006